Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-291165

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 30, 2025)

Up to $500,000,000

Four Corners Property Trust, Inc.

Common Stock

This prospectus supplement is being filed to update, amend and supplement certain information in the prospectus supplement dated and filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2025 (the “Original Prospectus Supplement”) and the base prospectus dated October 30, 2025 (the “Prospectus”) relating to the offer and sale of shares of our common stock, par value $0.0001 per share (“our common stock”), having an aggregate gross sales price of up to $500,000,000 pursuant to an equity distribution agreement dated as of October 30, 2025 (as may be amended from time to time, the “Equity Distribution Agreement”) with each of Morgan Stanley & Co. LLC, Barclays Capital Inc., BofA Securities, Inc., BTIG, LLC, Evercore Group L.L.C., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Nomura Securities International, Inc. (acting through BTIG, LLC, as its agent), Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated, Truist Securities, Inc. and Wells Fargo Securities, LLC, each as sales agent (except in the case of Nomura Securities International, Inc.) and, if applicable, Forward Seller (as defined in the Original Prospectus Supplement) (except in the case of BTIG, LLC) and the Forward Purchasers (as defined in the Original Prospectus Supplement). As of May 1, 2026, no shares of our common stock have been offered and sold under the Equity Distribution Agreement. Accordingly, shares of our common stock having an aggregate gross sales price of up to $500,000,000 may be offered and sold pursuant to the Equity Distribution Agreement. This prospectus supplement is only intended to update, amend and supplement certain information in the Original Prospectus Supplement to the extent set forth in the following paragraph. You should read this prospectus supplement together with the Original Prospectus Supplement and Prospectus.

On May 1, 2026, we entered into Amendment No. 1 (the “Amendment”) to the Equity Distribution Agreement with each of Morgan Stanley & Co. LLC, Barclays Capital Inc., BofA Securities, Inc., BTIG, LLC, Evercore Group L.L.C., Goldman Sachs & Co. LLC, Huntington Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Nomura Securities International, Inc. (acting through BTIG, LLC, as its agent), Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated, Truist Securities, Inc. and Wells Fargo Securities, LLC, each as sales agent (except in the case of Nomura Securities International, Inc.) and, if applicable, Forward Seller (as defined in the Original Prospectus Supplement) (except in the case of BTIG, LLC) (in any such capacity, each a “Manager” and, collectively, the “Managers”), and with each of Morgan Stanley & Co. LLC, Barclays Capital Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC, Huntington Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Nomura Global Financial Products, Inc., Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated, Truist Securities, Inc. and Wells Fargo Securities, LLC, or one of their respective affiliates, as Forward Purchasers. Pursuant to the Amendment, Huntington Securities, Inc. shall become a sales agent, a Forward Seller and a Forward Purchaser. Accordingly, any reference to “Manager,” “Managers,” “Forward Seller,” or “Forward Sellers” in the Original Prospectus Supplement shall hereafter be deemed to include Huntington Securities, Inc., as applicable, and any reference to “Forward Purchaser” or “Forward Purchasers” in the Original Prospectus Supplement shall hereafter be deemed to include Huntington Securities, Inc. or its affiliates, as applicable.

Investing in shares of our common stock involves risks that are described in the “Risk Factors” section beginning on page S-2 of the Original Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley	Baird	Barclays	BofA Securities

BTIG	Evercore ISI	Goldman Sachs & Co. LLC	Huntington Capital Markets

J.P. Morgan	Mizuho	Raymond James	Truist Securities	Wells Fargo Securities

The date of this prospectus supplement is May 1, 2026.